Exhibit 15
November 8, 2002

C-COR.net Corp.
State College, Pennsylvania


Re:  Registration Statements on Form S-3 and Form S-8

With respect to the subject registration statements on Form S-8 (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-02505, 333-30982, 333-43592, 333-49826,
333-61226, 333-64040, 333-65805 and 333-89067) and on Form S-3 (Nos. 333-82697,
333-90011, 333-90589, 333-32676 and 333-75888), we acknowledge our awareness of the use therein of our report dated October 11, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
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Harrisburg, Pennsylvania